EXHIBIT 11—COMPUTATION OF EARNINGS PER SHARE

WHIRLPOOL CORPORATION AND SUBSIDIARIES

(all amounts in millions except earnings per share)

	2003	2002	2001
Basic:
Average Shares Outstanding	68.7	67.9	66.7
Earnings (Loss):
Continuing Operations	$414.5	$262.1	$34.2
Discontinued Operations	—	(42.6)	(21.5)
Change in Accounting Principle	—	(613.0)	8.3

Net Earnings (Loss)	$414.5	$(393.5)	$21.0

Earnings (Loss) Per Share from Continuing Operations	$6.03	$3.86	$0.51
Net Earnings (Loss) Per Share	$6.03	$(5.79)	$0.31

Diluted:
Average Shares Outstanding	68.7	67.9	66.7
Treasury Stock Method:
Stock Options	0.8	0.9	0.9
Stock Compensation Plans	0.6	0.5	0.4

Average Shares Outstanding	70.1	69.3	68.0

Earnings (Loss) from Continuing Operations	$414.5	$262.1	$34.2
Interest Expense, net of tax	—	—	—

Diluted Earnings (Loss) from Continuing Operations	$414.5	$262.1	$34.2

Diluted Earnings (Loss) Per Share from Continuing Operations	$5.91	$3.78	$0.50

Net Earnings (Loss)	$414.5	$(393.5)	$21.0
Interest Expense, net of tax	—	—	—

Diluted Net Earnings (Loss)	$414.5	$(393.5)	$21.0

Diluted Net Earnings (Loss) Per Share	$5.91	$(5.68)	$0.31